Exhibit 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS FISCAL 2015 RESULTS

Princeton, New Jersey, July 29, 2015 – AMREP Corporation (the “Company”) (NYSE: AXR) today reported total net income of $11,320,000, or $1.43 per share, for its 2015 fiscal year ended April 30, 2015 compared to a net loss of $2,939,000, or $0.42 per share, in 2014. Results consisted of (i) a net loss from continuing operations of $3,584,000, or $0.45 per share, in 2015 compared to a net loss of $647,000, or $0.09 per share, in 2014 and (ii) net income from discontinued operations of $14,904,000, or $1.88 per share, in 2015, compared to a net loss of $2,292,000, or $0.33 per share, for 2014.

The net loss from continuing operations for 2015 included pre-tax, non-cash impairment charges of $2,580,000 ($1,625,000 after tax, or $0.21 per share) while the results from continuing operations for 2014 included pre-tax, non-cash impairment charges of $686,000 ($432,000 after tax, or $0.06 per share), with the charges in both years primarily reflecting the write-down of certain real estate inventory and investment assets. Excluding the impairment charges in both years, results of continuing operations for 2015 were a net loss of $1,959,000, or $0.25 per share, compared to a net loss of $215,000, or $0.03 per share, for 2014. Revenues for 2015 were $49,790,000 compared to $62,197,000 in 2014.

The net income from discontinued operations for 2015 included a pre-tax gain of $10,729,000 ($7,608,000 after tax, or $0.96 per share) from the gain on the sales of the Newsstand Distribution Services business, the Product Packaging and Fulfillment Services business and the Staffing Services business and a pre-tax gain of $11,155,000 ($7,028,000 after tax, or $0.89 per share) from a previously disclosed settlement agreement in the Newsstand Distribution business with a major customer in the first quarter of the year. The results from discontinued operations for 2015 were also favorably impacted by the reversal of a previously recorded bad debt reserve of $1,500,000 ($945,000 after tax, or $0.12 per share) in the Newsstand Distribution Services business as a result of revised estimates of magazine returns and other customer statement credits. Excluding the gains from the sales of the businesses, the settlement agreement and the reversal of the bad debt reserve, the pre-tax loss from discontinued operations for 2015 was $1,247,000 ($677,000 after tax, or $0.09 per share).

For additional information regarding the Company’s financial results, please refer to the Company’s Annual Report on Form 10-K filed today with the Securities and Exchange Commission.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: the Fulfillment Services business operated by Palm Coast Data LLC and its subsidiary, FulCircle Media, LLC, provides subscription fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major holder of real estate in New Mexico.

****

AMREP CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Twelve Months Ended April 30,
	2015	2014

Revenues	$49,790,000	$62,197,000

Net income (loss):
Continuing Operations	$(3,584,000)	$(647,000)
Discontinued Operations	$14,904,000	$(2,292,000)
	$11,320,000	$(2,939,000)

Earnings (loss) per share – Basic and Diluted:
Continuing Operations	$(0.45)	$(0.09)
Discontinued Operations	$1.88	$(0.33)
	$1.43	$(0.42)

Weighted average number of common shares outstanding	7,919,000	6,988,000